EXHIBIT 23.02

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of MIPS Technologies, Inc. pertaining to the MIPS Technologies, Inc. Amended and Restated Employee Stock Purchase Plan of our reports dated September 14, 2009, with respect to the consolidated financial statements and schedule of MIPS Technologies, Inc. and the effectiveness of internal control over financial reporting of MIPS Technologies, Inc., included in its Annual Report (Form 10-K) for the year ended June 30, 2009, filed with the Securities and Exchange Commission.

                            /s/ Ernst & Young LLP

Palo Alto, California
December 4, 2009